UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2024

Conduit Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41245	87-3272543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4995 Murphy Canyon Road, Suite 300 San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 471-8536

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CDT	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	CDTTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Market Value of Publicly Held Shares Requirement

On August 15, 2024, Conduit Pharmaceuticals Inc. (the “Company”) received a notice from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that, based on the market value of publicly held shares for the previous 30 consecutive business days, the listing of the Company’s common stock was not in compliance with Nasdaq Listing Rule 5450(b)(2)(C) to maintain a minimum market value of publicly held shares of at least $15 million (the “MVPHS Requirement”).

In accordance with Nasdaq rules, the Company has a period of 180 calendar days (or until February 11, 2025) to regain compliance with the MVPHS Requirement. To regain compliance during this 180-day compliance period, the minimum market value of publicly held shares must close at $15 million or more for a minimum of 10 consecutive business days. The notification received has no immediate effect on the listing of the Company’s securities on Nasdaq.

In the event that the Company does not regain compliance with the MVPHS Requirement prior to the expiration of the 180-day compliance period, the Company will receive written notification from Nasdaq that the Company’s securities are subject to delisting. Alternatively, the Company may apply to transfer the listing of its securities to The Nasdaq Capital Market, provided the Company will only be able to transfer the listing to The Nasdaq Capital Market if the Company then meets the continued listing requirements on The Nasdaq Capital Market.

Market Value of Listed Securities Requirement

The Company received an additional deficiency letter from the Staff on August 15, 2024 notifying the Company that, based on the market value of listed securities for the previous 30 consecutive business days, the listing of the Company’s common stock was not in compliance with Nasdaq Listing Rule 5450(b)(2)(A) to maintain a minimum market value of listed securities of at least $50 million (the “MVLS Requirement”).

In accordance with Nasdaq rules, the Company has a period of 180 calendar days (or until February 11, 2025) to regain compliance with the MVLS Requirement. To regain compliance during this 180-day compliance period, the minimum market value of listed securities must close at $50 million or more for a minimum of 10 consecutive business days. The notification received has no immediate effect on the listing of the Company’s securities on Nasdaq.

In the event that the Company does not regain compliance with the MVLS Requirement prior to the expiration of the 180-day compliance period, the Company will receive written notification from Nasdaq that the Company’s securities are subject to delisting. Alternatively, the Company may transfer the listing of its securities to The Nasdaq Capital Market, provided the Company will only be able to transfer the listing to The Nasdaq Capital Market if the Company then meets the continued listing requirements on The Nasdaq Capital Market.

Item 8.01. Other Events.

On or around August 14, 2024, Conduit Pharmaceuticals Inc. (the “Company”) was first made aware that one of its directors, through a wholly owned subsidiary, had previously entered into certain collateral pledge agreements that resulted in the disposition of a substantial amount of shares in the Company pursuant to those agreements without the Company’s knowledge. In addition, the Company also became aware that approximately 30 million shares (or 31% of outstanding common stock) are currently subject to a further third-party pledge arrangement with a significant stockholder of the Company. Upon learning of these transactions, the Board has appointed an independent committee of the Board (the “Special Committee”) and delegated to the Special Committee the authority to review these matters and determine action(s), if any, to be taken by the Company in response thereto. Additionally, the Company formed another committee of the Board (the “Trading Review Committee”) and delegated to the Trading Review Committee the authority to investigate and review the trading patterns of certain of the Company’s stockholders and determine action(s), if any, to be taken by the Company in response thereto. The Company values its shareholders and wants to have all available data at its disposal to act in its fiduciary capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2024	CONDUIT PHARMACEUTICALS INC.

	By:	/s/ Dr. David Tapolczay
	Name:	Dr. David Tapolczay
	Title:	Chief Executive Officer